Exhibit 10.3


PR NEWSWIRE: Fax #: 888-776-3975
For New York Metro Release Wednesday, August 6, 2003 at 3:00 p.m. (E.D.T.)

                                  NEWS RELEASE

Equity Technologies & Resources, Inc., and Verified Prescription Safeguards, Inc., Announce Contract Award for Kentucky Prescription Drug Diversion Pilot Program

Lexington, Ky. -- August 6, 2003 -- Equity Technologies & Resources, Inc., (ETCR.PK) President James Kemper Millard announced today that VPS Holding, LLC, a Kentucky limited liability corporation, has been awarded a contract to lead the Prescription Drug Monitoring Pilot Project mandated in House Bill 26 by the 2002 Kentucky General Assembly.

"This is just the latest in a consistent set of milestones the Company has met in its efforts to set a new standard -- and solution -- for the prevention of drug diversion and Medicaid fraud with our provisionally-patented Verified Prescription SafeguardsTM Prescription Drug Monitoring System," Millard said. Drug diversion occurs when a lawful controlled prescription drug is used for illicit purposes, such as when painkilling medications are sold on the street as substitutes for heroin or cocaine.

"The pilot project will be conducted at medical, clinical, and pharmacy facilities in Kentucky's Perry and Harlan counties on a voluntary basis, under a contract with the Commonwealth of Kentucky," Millard said. "The revolutionary VPSTM technology provides immediate ("real time") data delivery when the practitioner writes the prescription and again when it is filled by the pharmacist. The information is conveyed instantly to the regulator. Real-time reporting dramatically reduces an investigation of potential diversion from months to minutes," Millard emphasized. "In addition, the positive results of real-time monitoring will significantly improve patient care by preventing drug-drug interaction and by eliminating the risk of misread prescriptions, while assuring patient privacy protection and compliance with all HIPAA requirements."

Millard noted that if the state decides to adopt the statewide use of the VPS System after the pilot, this could result in Kentucky saving an estimated $20-30 million annually by reducing Medicaid prescription drug fraud.

In making the announcement, Millard said a consortium of companies has been formed under licensee VPS Holding, LLC, to make the bid. In addition to Verified Prescription Safeguards, Inc. (a wholly-owned subsidiary of Equity Technologies & Resources, Inc.), the others are Envoii, Inc., a San Francisco, California, software developer whose suite of EnvoiiTM software and services dramatically improves performance, utility, and return on investment of web-based

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applications,  and  Computer  Information  Systems,  Inc.,  a London,  Kentucky,
consulting firm and solutions provider for information technology. For the purposes of the pilot project, VPS Holding, LLC, will license the technologies from each consortium corporation for a nominal fee. Any benefits or revenues derived from the use of technology acquired by VPS Holding, LLC, will pass through to Equity Technologies & Resources, Inc., and/or Verified Prescription Safeguards, Inc., under the terms of the Joint Venture Agreement.

"Equity Technologies & Resources, Inc. and it's subsidiary, Verified Prescription Safeguards, Inc., assigned all intellectual property rights to the Verified Prescription Safeguards System for controlled substances to VPS
Holding, LLC, a Kentucky limited liability company," Millard explained. "In anticipation of development and funding for the VPS System, VPS Holding, LLC, entered into an Agreement with Envoii Healthcare, LLC. In the absence of any contracts or funding for the project, this was the only viable alternative available. Envoii has been pursuing similar technology in the healthcare industry, and it was practical and prudent to partner with the Envoii Healthcare technology. The manner in which the funding and technology development issues have been structured will beneficially protect both the creditors and the stockholders of Equity Technologies & Resources, Inc., and Verified Prescription Safeguards, Inc. Both companies will receive significant revenues from prescription drug monitoring database contracts, as well as revenues from an emerging national electronic health network initiative."

Verified Prescription Safeguards and VPS are trademarks of Verified Prescription Safeguards, Inc., a wholly owned subsidiary of Equity Technologies & Resources, Inc. Envoii is a trademark of Envoii, Inc.

This press release contains forward-looking statements that reflect the Company's current expectations regarding future events. While these statements reflect the Company's best current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, but not limited to assumptions beliefs and opinions relating to the business and growth strategy of Equity Technologies & Resources, Inc. and it's wholly owned subsidiary Verified Prescription Safeguards, Inc., and implementation thereof, based upon the Company's interpretation and analysis of financial and market conditions, the decisions of businesses with whom the Company is either engaged in business with or negotiating, healthcare industry trends and management's ability to successfully finance, develop, market, sell and implement its e-commerce and internet
solutions,   clinical  and   financial   e-transaction   services  and  software
applications to physicians, pharmacies, governmental agencies, laboratories, insurance companies, HMOs, and payers. These factors and other risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update any forward-looking statements.

Contact:          James Kemper Millard, President & CEO
                  Equity Technologies & Resources, Inc.
                  325 West Main Street, Suite 240
                  Lexington, KY 40508
                  (859) 268-4446